Exhibit 99.1

Mannatech Reports First Quarter Financial Results

Coppell, TX, May 15, 2003 – Mannatech, Incorporated (NASDAQ – MTEX) today reported its net sales for the first quarter ended March 31, 2003 reached $40.5 million and net income totaled $1.4 million, or $0.06 earnings per share. Comparable 2002 quarterly net sales were $32.9 million and net income was $0.6 million, or $0.02 earnings per share.

Net sales for the first quarter of 2003 increased $7.6 million, or 23.1% as compared to the same period in 2002. In the first quarter of 2003, 28,000 more associates and members joined Mannatech compared to 19,000 more associates and members for the first quarter of 2002, which was a gain of 47.4%. Net sales increased for the three months ended March 31, 2003 in North America, Australia, the United Kingdom, Japan and New Zealand, with a slight decline in Canada, compared to the same period in 2002.

Net income for the three months ended March 31, 2003 increased 133.3% to $1.4 million as compared to the same period in 2002. This increase was achieved despite recognition of approximately $1.0 million of costs for Mannafest, Mannatech’s annual sales event, which was held in March of 2003 as compared to April of 2002.

On April 15, 2003, Samuel L. Caster was unanimously appointed by our Board of Directors to serve as our Chief Executive Officer (“CEO”). Mr. Caster, Chairman and CEO stated, “Our exceptional first quarter results are directly attributable to the focus and drive of our associates as they spread the knowledge of our products around the world. Our international markets, under new management, have added immensely to our level of success. The addition of Steve Lemme, our new Senior Vice President of Sales, should further provide greater support to our independent associates while also helping Mannatech achieve its objectives of continued growth and profitability.”

In the second quarter of 2003, Mannatech intends to take a charge of approximately $1.3 million for severance costs related to the resignation of its former CEO.

For nearly a decade, Mannatech has considered itself a wellness solution provider that develops innovative, high-quality, proprietary nutritional supplements, weight management products and topical products that are sold through a global network-marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan and New Zealand.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain events, risks and uncertainties that may be outside of Mannatech’s control. Actual results and developments could materially differ from those expressed in or implied by such statements due to a number of factors. In some cases, forward-looking statements may be identified by terminology such as “may,” “should,” “believes,” or “approximates,” or the negative of such terms and other comparable terminology. Although Mannatech believes that the expectations reflected in these forward-looking statements are reasonable, it cautions its readers to consider the risk factors and any other cautionary statements in this release, as well as those set forth in Mannatech’s filings with the Securities and Exchange Commission. All of the forward-looking statements contained herein speak only as of the date of this press release.

Contact: Steve Fenstermacher, CFO (972) 471-6512 or IR@mannatech.com

Exhibit 99.1

MANNATECH, INCORPORATED

CONSOLIDATED BALANCE SHEETS—UNAUDITED

(in thousands, except share amounts)

	December 31, 2002	March 31, 2003
ASSETS
Cash and cash equivalents	$17,693	$17,366
Restricted cash	—	2,123
Accounts receivable	632	405
Income tax receivable	307	307
Current portion of notes receivable from shareholders, net of allowance of $31 in 2002 and 2003	143	143
Inventories	5,515	5,902
Prepaid expenses and other current assets	759	1,134
Deferred tax assets	1,013	1,015

Total current assets	26,062	28,395
Property and equipment, net	7,467	7,002
Notes receivable from shareholders, excluding current portion	247	198
Other assets	1,040	1,047

Total assets	$34,816	$36,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases and notes payable	$136	$40
Accounts payable	1,846	1,273
Accrued expenses	13,739	14,817
Current portion of accrued severance related to former executives	810	565

Total current liabilities	16,531	16,695
Capital leases and notes payable, excluding current portion	8	7
Accrued severance, related to former executives, excluding current portion	150	75
Deferred tax liabilities	77	79
Other long-term liabilities	—	253

Total liabilities	16,766	17,109

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 25,162,541 shares issued and 25,134,840 outstanding in 2002 and 2003, respectively	3	3
Additional paid-in capital	18,168	18,193
Retained earnings	481	1,900
Accumulated other comprehensive loss—foreign currency translation adjustment	(502)	(463)

	18,150	19,633
Less treasury stock, at cost, 27,701 shares in 2002 and 2003	(100)	(100)

Total shareholders’ equity	18,050	19,533

Total liabilities and shareholders’ equity	$34,816	$36,642

Exhibit 99.1

MANNATECH, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2003

(in thousands, except per share information)

	Three months ended March 31,
	2002	2003
Net sales	$32,926	$40,470

Cost of sales	5,903	6,697
Commissions and incentives	13,821	16,341

	19,724	23,038

Gross profit	13,202	17,432
Operating expenses:
Selling and administrative expenses	7,502	9,830
Other operating costs	4,536	5,725

Total operating expenses	12,038	15,555

Income from operations	1,164	1,877

Interest income	74	76
Interest expense	(6)	(2)
Other income (expense), net	(17)	112

Income before income taxes	1,215	2,063
Income taxes	(619)	(644)

Net income	$596	$1,419

Earnings per common share:
Basic	$0.02	$0.06

Diluted	$0.02	$0.06

Weighted-average common shares outstanding:
Basic	25,135	25,135

Diluted	25,269	25,251